                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. __)(1)



                              IAT Multimedia, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   13-3920210
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 1998
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [ ]  Rule 13d-1 (b)

       [ ]  Rule 13d-1 (c)

       [X]  Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 7 Pages



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     CUSIP NO.:  449202100            13G                  PAGE 2 OF 7 PAGES

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Volker Walther
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]


                                                                     (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY


-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany
-------------------------------------------------------------------------------
                      5        SOLE VOTING POWER
                               915,750
    NUMBER OF
                      ---------------------------------------------------------
     SHARES           6        SHARED VOTING POWER

  BENEFICIALLY                 0

    OWNED BY          ---------------------------------------------------------
                      7        SOLE DISPOSITIVE POWER
     EACH                      844,490

   REPORTING
                      ---------------------------------------------------------
    PERSON            8        SHARED DISPOSITIVE POWER
                               71,260
     WITH

-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          915,750

-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
                     [X]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

   SEC 174__ (6-__)      *  SEE INSTRUCTIONS BEFORE FILLING OUT!

     CUSIP NO.:  449202100            13G                  PAGE 3 OF 7 PAGES

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Walther Glas GmbH
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]


                                                                     (b)  [ ]
-------------------------------------------------------------------------------
   3      SEC USE ONLY


-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany
-------------------------------------------------------------------------------
                      5        SOLE VOTING POWER
                               0
    NUMBER OF
                      ---------------------------------------------------------
     SHARES           6        SHARED VOTING POWER

  BENEFICIALLY                 831,985

    OWNED BY          ---------------------------------------------------------
                      7        SOLE DISPOSITIVE POWER
     EACH                      0

   REPORTING
                      ---------------------------------------------------------
    PERSON            8        SHARED DISPOSITIVE POWER
                               831,985
     WITH

-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          831,985

-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
                        [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.3%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------

   SEC 174__ (6-__)      *  SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                                                    Page 4 of 7


      ITEM 1(a)          NAME OF ISSUER :  IAT Multimedia, Inc.

      ITEM 1(b)          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         IAT Multimedia, Inc.
                         Geschaftshaus Wasserschloss
                         Aarestrasse 17
                         CH-5300 Vogelsang-Turgi, Switzerland

      ITEM 2(a)          NAME OF PERSON FILING:

                         Volker Walther and Walther Glas GmbH(1)

      ITEM 2(b)          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE,
                         RESIDENCE:

                         Pestalozlweg 8
                         D-34439 Willabadessen
                         Germany

      ITEM 2(c)          CITIZENSHIP:

                         Volker Walther is a German citizen and
                         Walther Glas GmbH is a German corporation

      ITEM 2(d)          TITLE OF CLASS OF SECURITIES:
                         Common Stock, $.01 par value

      ITEM 2(e)          CUSIP NUMBER:
                         449202100

      ITEM 3             NOT APPLICABLE

                         If This Statement is Filed Pursuant to Rule
                         13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a)   [ ]    Broker or dealer registered under Section 15 of the
                         Exchange Act.


--------
(1) Mr. Walther is the majority shareholder of Walther Glas GmbH and has sole voting and sole dispositive power over the shares of Common Stock beneficially owned by Walther Glas GmbH.




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                                                                   Page 5 of 7

            (b)   [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)   [ ]    Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

            (d)   [ ]    Investment company registered under Section 8 of the
                         Investment Company Act.

            (e)   [ ]    An investment adviser in accordance with
                         Rule 13d-1(b)(1)(ii)(E);

            (f)   [ ]    An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)   [ ]    A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)   [ ]    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

            (i)   [ ]    A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)   [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

      ITEM 4.     OWNERSHIP:

            (a)   Amount beneficially owned:

                  (a) Volker Walther beneficially owns 915,750 shares of Common Stock consisting of (i) 831,985 shares of Common Stock beneficially owned by Walther Glas GmbH, (ii) 58,765 shares of Common Stock which are held in escrow but in respect of which Mr. Walther has the power to vote and (iii) 25,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days and (b) Walther Glas GmbH beneficially owns 831,985 shares of Common Stock, of which 12,495 as held in escrow but in respect of which Walther Glas GmbH retains the power to vote. Excludes 25,000 shares of Common Stock issuable upon exercise of options held by Volker Walther that are not exercisable within 60 days.




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                                                                    Page 6 of 7

            (b)   Percent of class:
                  Volker Walther beneficially owns 9.1% and Walther Glas GmbH beneficially owns 8.3%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                                 Volker Walther - 915,750
                                 Walther Glas GmbH - 0

                  (ii)  Shared power to vote or to direct the vote:
                                 Volker Walther - 0
                                 Walther Glas GmbH - 831,985

                  (iii) Sole power to dispose or to direct the disposition of:
                                 Volker Walther - 844,490
                                 Walther Glas GmbH - 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                                 Volker Walther - 71,260
                                 Walther Glas GmbH - 831,895

      ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                        Not Applicable

      ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                        PERSON

                        Not Applicable

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITIES

                        Not Applicable

      ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                        GROUP

                        Not Applicable

      ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                        Not Applicable

      ITEM 10.          CERTIFICATION

                        Not Applicable



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                                                                    Page 7 of 7

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                   February  11, 1999
                                              -----------------------------
                                                          (Date)


                                                     /s/ Volker Walther
                                              -----------------------------
                                                        (Signature)



                                                      Volker Walther
                                              -----------------------------
                                                       (Name/Title)




                                                   February  11, 1999
                                              -----------------------------
                                                           (Date)


                                              Walther Glas GmbH




                                              By:    /s/ Volker Walther
                                                  -------------------------
                                                       Volker Walther